Paulson Investment Company, Inc. Completes Initial Public Offering of Ascent Solar Technologies, Inc.

PORTLAND, OR -- 07/14/2006 -- Paulson Investment Company, Inc., a wholly-owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), today announced its completion of the initial public offering for Ascent Solar Technologies, Inc., a developer and manufacturer of state-of-the-art, thin-film flexible photovoltaic materials and modules. The offering consisted of 3,000,000 Units at a public offering price of $5.50 per Unit, and resulted in gross proceeds to Ascent Solar of approximately $16.5 million. Each Unit consists of one common share, one class A warrant and two class B warrants.

On Tuesday, July 11, Ascent Solar's Units began trading on the Nasdaq Capital Market under the symbol ASTIU, and on the Boston Stock Exchange under the symbol AKC/U, and will trade as a Unit for 30 days. Immediately thereafter, the common stock and warrants will commence trading separately under the ticker symbols ASTI, ASTIW and ASTIZ, respectively on Nasdaq, and under the symbols AKC, AKC&L and AKC&Z on the Boston Stock Exchange.

Paulson Investment Company, Inc. served as the managing underwriter and has been granted an option to purchase up to 450,000 additional units to cover over-allotments.

A registration statement relating to this offering was filed with and declared effective by the Securities and Exchange Commission on Monday, July 10, 2006. The offering was made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
or via email at plcc@efcg.net